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                                  EXHIBIT 13

                     FORM OF STOCK SUBSCRIPTION AGREEMENT

THIS AGREEMENT is by and between Separate Account FP, a separate account of The Equitable Life Assurance Society of the United States registered as a unit investment trust with the Securities and Exchange Commission, and EQ Advisors Trust (the "Trust"), a business trust organized and existing under and by virtue of the laws of the State of Delaware, on behalf of the T. Rowe Price Equity Income Portfolio, a series of the Trust.

         In consideration of the mutual promises set forth herein, the parties agree as follows:

         1. The Trust agrees to sell to Separate Account FP and Separate Account FP hereby subscribes to purchase ten thousand (10,000) Class IA shares of beneficial interest of the T. Rowe Price Equity Income Portfolio (the "Shares"), with a par value of $.01 per Share, at a price of ten dollars ($10.00) per Share.

         2. Separate Account FP agrees to pay one hundred thousand dollars ($100,000) for such Shares at the time of their issuance, which shall occur upon call of the President of the Trust, at any time on or before the effective date of the Trust's Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission ("Registration Statement") on December 2, 1996 and amended on January 23, 1997 and April 4, 1997.

         3. Separate Account FP acknowledges that the Shares have not been, and will not be, registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Separate Account FP also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that Separate Account FP may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

         4. Separate Account FP represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof.



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         5. Separate Account FP agrees that it will not sell or dispose of the
Shares or any part thereof unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 31st day of March, 1997.

                          SEPARATE ACCOUNT FP
                          A Separate Account of
                          The Equitable Life Assurance Society
                          of the United States


                                   By:  /s/ Peter D. Noris
                                      -------------------------------------
                                        Peter D. Noris
                                        Title:  Executive Vice President
                                                 and Chief Investment Officer


                          EQ ADVISORS TRUST


                                   By:  /s/ Peter D. Noris
                                      -------------------------------------
                                        Peter D. Noris
                                        Title:  President and Trustee